UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
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FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     PAUL E. GLASKE
     200 S. Michigan Ave.
     Chicago, IL 60604
2.   Issuer Name and Ticker or Trading Symbol
     BorgWarner Inc. (BWA)
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4.   Statement For Month/Year
     DECEMBER 31, 2001
5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     (X) Director ( )Officer (give title below) ( ) 10% Owner ( ) Other

7.   Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person
     --- Form Filed by More Than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security|2.Transaction Date  |3. Transac-   |4.Securities Acquired
                   | (Month/Day/Year)   |    tion Code | (A) or Disposed of(D)
                   |                    | Code  | V    | Amount |(A)or(D)|Price
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                   |                    |       |      |        |      |
Common Stock       |                    |       |      |        |      |
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5. Amount of Securities |6. Ownership Form | 7.Nature of Indirect
   Beneficially Owned at|   Direct (D) or  |   Beneficial Ownership
   End of Month         |   Indirect (I)   |
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                        |                  |
     8,010              |     D            |
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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g. Puts, Calls, Warrants, Options, Convertible Securities)
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1.Title of Deriv-|2.Conversion |3.Transaction |4.Trans- |5.Number of
  ative Security |  or Exercise|  Date(month  |  action |  Derivative
                 |  Price of   |  \day\year)  |  Code   |  Securities Ac-
                 |  Derivative |              |         |  quired(A)or
                 |  Security   |              |         |  Disposed of(D)
                 |             |              |Code| V  |   (A) |   (D)
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                 |             |              |    |    |       |
Director Stock   |  $51.25     |   1/15/02    | A  | V  | 1,000 |
Option (Right to |             |              |    |    |       |
Buy)             |             |              |    |    |       |
Director Stock   |  $51.25     |   1/15/02    | A  | V  | 1,000 |
Option (Right to |             |              |    |    |       |
Buy)             |             |              |    |    |       |
Phantom Stock Units(1)| 1-for-1|   1/1/01     |A   |    | 497.61|
(1)The phantom stock units were accrued under the Borg-Warner Automotive,
Inc. Board of Directors Deferred Compensation Plan and are to be settled
100% in cash according to the terms of the plan.
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6.Date Exercisable    |7.Title and   |8.Price of  |9.Number of   |10.Ownership
 and Expiration       |  Amount of   |  Derivative|  Derivative  |Form of Deriv-
 Date(month/day/year) |  Underlying  |  Security  |  Securities  |ative Security
 Date Exer-|Expiration|  Securities  |            |  Beneficially|Direct (D) or
 cisable   | Date     |  Title|Amt.or|            |  Owned At End|Indirect (I)
           |          |     |#of shrs|            |  Of Month    |
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           |          |            |     |       |               |
01/15/04   | 01/15/12|Common Stock |1000 |       |     1000      |      D
01/15/05   | 01/15/12|Common Stock |1000 |       |     1000      |      D
(1)        |   (1)    |Common Stock|497.61|      |     497.61    |      D
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11. Nature of
    Indirect
    Beneficial
    Ownership
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Signature of Reporting Person
/s/  Laurene H. Horiszny
     as attorney-in-fact for PAUL E. GLASKE
Date: February 14, 2002